THE CALVERT FUND

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

            The Fund below is entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CIAS pursuant to the Agreement.

Calvert Government Fund

Class A	0.10%
Class C	0.10%

Effective Date: January 1, 2014

Calvert Ultra-Short Income Fund

Class I	0.10%

Effective Date:  January 31, 2014

            For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

                                    THE CALVERT FUND

                                    BY:     /s/William M. Tartikoff

                                                William M. Tartikoff

                                                Vice President and Secretary

Calvert INVESTMENT Administrative services, INC.

                                    BY:      /s/Ronald M. Wolfsheimer

                                                Ronald M. Wolfsheimer

                                                Executive Vice President, Chief Financial and Administrative Officer